EXHIBIT 5.1
                                                                     -----------


October 7, 2003



MacroChem Corporation
110 Hartwell Avenue
Lexington, Massachusetts 02421-3134

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of shares of Common Stock, $.01 par value (the "Common Stock"), of MacroChem Corporation, a Delaware corporation (the "Company"), comprising (i) 4,553,680 shares of the Company's Common Stock (the "Issued Shares"); and (ii) up to 1,060,376 shares of Common Stock issuable upon the exercise of the Warrants (plus an indeterminate number of additional shares of Common Stock as a result of antidilution provisions in the Warrants) listed below:

     A. Warrant issued to OTAPE Investments LLC on September 10, 2003 for the purchase of up to 50,216 shares of Common Stock;

     B. Warrant issued to Langley Partners, L.P. on September 10, 2003 for the purchase of up to 62,650 shares of Common Stock;

     C. Warrant issued to West End Convertible Fund L.P. on September 10, 2003 for the purchase of up to 14,266 shares of Common Stock;

     D. Warrant issued to Platinum Partners Value Arbitrage Fund L.P. on September 10, 2003 for the purchase of up to 61,058 shares of Common Stock;

     E. Warrant issued to Bristol Investment Fund, Ltd. on September 10, 2003 for the purchase of up to 100,432 shares of Common Stock;

     F. Warrant issued to Stonestreet LP on September 10, 2003 for the purchase of up to 50,216 shares of Common Stock;

     G. Warrant issued to Crescent International Ltd. on September 10, 2003 for the purchase of up to 107,400 shares of Common Stock;

MacroChem Corporation                - 2 -                       October 7, 2003


     H. Warrant issued to Midsummer Investment, Ltd. on September 10, 2003 for the purchase of up to 125,540 shares of Common Stock;

     I. Warrant issued to Alpha Capital AG on September 10, 2003 for the purchase of up to 87,878 shares of Common Stock;

     J. Warrant issued to Ellis International on September 10, 2003 for the purchase of up to 50,216 shares of Common Stock;

     K. Warrant issued to Gamma Opportunity Capital Partners LP on September 10, 2003 for the purchase of up to 12,554 shares of Common Stock;

     L. Warrant issued to Mark M. Mathes and Teri Mathes on September 10, 2003 for the purchase of up to 87,878 shares of Common Stock;

     M. Warrant issued to North Bar Capital on September 10, 2003 for the purchase of up to 12,554 shares of Common Stock;

     N. Warrant issued to Southshore Capital Fund Ltd. on September 10, 2003 for the purchase of up to 75,324 shares of Common Stock;

     O. Warrant issued to Henry Robertelli on September 10, 2003 for the purchase of up to 6,277 shares of Common Stock;

     P. Warrant issued to Robert Shields on September 10, 2003 for the purchase of up to 6,277 shares of Common Stock; and

     Q. Warrant issued to J.P. Carey Securities on September 10, 2003 for the purchase of up to 150,000 shares of Common Stock.

The Warrants listed in paragraphs A through P above are referred to collectively herein as the "Purchaser Warrants," the Warrant listed in paragraph Q above is referred to herein as the "Carey Warrant," and the Purchaser Warrants and the Carey Warrant are referred to collectively herein as the "Warrants." The shares of Common Stock issuable upon exercise of the Purchaser Warrants are referred to herein as the "Purchaser Warrant Shares" and the shares of Common Stock issuable upon exercise of the Carey Warrant are referred to herein as the "Carey Warrant Shares." The Carey Warrant Shares and the Purchaser Warrant Shares are referred to collectively as the "Warrant Shares." The Warrant Shares, together with the Issued Shares, are referred to collectively as the "Registrable Shares."

MacroChem Corporation                - 3 -                       October 7, 2003


The Company originally sold the Issued Shares and the Purchaser Warrants pursuant to the Securities Purchase Agreement dated September 10, 2003, among the Company, OTAPE Investments LLC, Langley Partners, L.P., West End Convertible Fund L.P., Platinum Partners Value Arbitrage Fund LP, Bristol Investment Fund, Ltd., Stonestreet LP, Crescent International Ltd., Midsummer Investment, Ltd., Alpha Capital AG, Ellis International, Gamma Opportunity Capital Partners LP, Mark M. Mathes and Teri Mathes, North Bar Capital, Southshore Capital Fund Ltd., Henry Robertelli and Robert Shields, and originally issued the Carey Warrant pursuant to the Placement Agency Agreement dated July 14, 2003, between the Company and J.P. Carey Securities, Inc. We understand the Registrable Shares are being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with its issuance and sale of the Issued Shares and Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. We have assumed that no issuance of the shares issuable upon exercise of the Warrants will result in the issuance by the Company of shares in excess of its authorized Common Stock and that the price received by the Company for such shares will not be less than the par value thereof.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on the foregoing, we are of the opinion that:

     1. The Issued Shares are duly authorized, validly issued, fully paid, and non-assessable.

     2. The Purchaser Warrant Shares have been duly authorized, and when issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Purchaser Warrants and the Company has received the consideration therefor in accordance with the terms of the Purchaser Warrants, the Purchaser Warrant Shares will be validly issued, fully paid, and non-assessable.

     3. The Carey Warrant Shares have been duly authorized, and when issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Carey Warrant and the Company has received the consideration therefor in accordance with the terms of the Carey Warrant, the Carey Warrant Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Opinion."

MacroChem Corporation                - 4 -                       October 7, 2003


It is understood that this opinion is to be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

Very truly yours,




Ropes & Gray LLP